July 30, 1996



W. R. Grace & Co.
W. R. Grace & Co. - Conn.
National Medical Care, Inc.
One Town Center Road
Boca Raton, FL 33486-1010
Attn:  Peter Houchin
           Chief Financial Officer

RE:      Financing for National Medical Care, Inc.

Ladies and Gentlemen:

You have advised us that National Medical Care, Inc. ("NMC"), a wholly-owned indirect subsidiary of W.R. Grace & Co. ("WRG-NY") wishes to obtain $2.5 billion in senior bank financing (the "Senior Credit Facilities"). The proceeds of the Senior Credit Facilities will be used by NMC (i) to make a cash distribution of approximately $2.1 billion to W.R. Grace & Co. - Conn. ("WRG-Conn.") the parent of NMC, which distribution shall be used by WRG-Conn. to retire certain existing indebtedness and for general corporate purposes, and
(ii) for refinancing existing debt, working capital and general corporate purposes of NMC. You have further advised us that subsequent to the closing of the Senior Credit Facilities, (i) WRG-Conn. will distribute the shares of NMC to WRG-NY, (ii) WRG-NY will contribute the shares of WRG-Conn. to Grace Holding, Inc. ("Grace Holding"), (iii) WRG-NY will spin-off the shares of Grace Holding to its public shareholders, and (iv) the public shareholders will exchange the shares of WRG-NY for shares of a newly created company called Fresenius Medical Care AG ("Holdings"), after which Holdings will own, through separate chains of ownership, NMC and the worldwide dialysis business of Fresenius AG (such business of Fresenius AG ("Fresenius") being hereafter referred to as "FWD").

In connection with the foregoing, each of the institutions listed below is pleased to advise you of its respective commitment to provide a portion of the Senior Credit Facilities as set forth in the table below, in each case as described in the term sheet

July 30, 1996
Page 2

attached hereto as Annex I (the "Term Sheet") and subject to the conditions set forth below and in the Term Sheet:

                                                                      Commitment                 Commitment
 Lender                                     Facility                    Amount                   Percentage
 ------                                     --------                  ----------                 ----------
 The Bank of Nova Scotia ("BNS")                1                    $283,333,333                   28.33%
                                                2                    $283,333,333                   28.33%
                                                3                    $166,666,667                   33.33%


 The Chase Manhattan Bank                       1                    $283,333,333                   28.33%
 ("Chase")
                                                2                    $283,333,333                   28.33%
                                                3                    $166,666,666                   33.33%



 Dresdner Bank AG, New York and                 1                    $150,000,000                   15.31%
 Grand Cayman Branches
 ("Dresdner")
                                                2                    $150,000,000                   15.79%

 NationsBank, N.A.                              1                    $283,333,334                   28.34%
 ("NationsBank)
                                                2                    $283,333,334                   28.34%
                                                3                    $166,666,667                   33.34%


The commitments of BNS, Chase, Dresdner and NationsBank set forth above are several (and not joint) obligations of such entities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

It is agreed that NationsBank will act as Paying and Issuing Agent for the Senior Credit Facilities (in such capacity, the "Paying and Issuing Agent") and that BNS, Chase, Dresdner and NationsBank will act as Managing Agents for the Senior Credit Facilities. It is further agreed that BNS, Chase Securities, Inc. ("CSI"), Dresdner and NationsBanc Capital Markets, Inc. ("NCMI") will each act as a Co-Arranger for Facility 1 and Facility 2 of the Senior Credit Facilities and that BNS, CSI and NCMI will each act as a Co-Arranger for Facility 3 of the Senior Credit Facilities. Hereinafter, in such capacity BNS, CSI, Dresdner and NCMI may be referred to individually as a "Co-Arranger" and collectively as the "Co-Arrangers". No additional

July 30, 1996
Page 3

agents or arrangers will be appointed or roles or titles granted without the prior approval of the Managing Agents and the Co-Arrangers.

The commitments and agreements of the Managing Agents and the Co-Arrangers hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to each of the Managing Agents and each of the Co-Arrangers in their sole discretion:

                 (a)      each of the terms and conditions set forth herein;

                 (b) each of the terms and conditions set forth in the Term Sheet;

                 (c) completion by the Managing Agents and the Co-Arrangers of due diligence with respect to the financial condition, business and management of WRG-NY, WRG-Conn., NMC, Fresenius, Holdings and FWD in such detail as is deemed appropriate by, and with results satisfactory to, the Managing Agents and the Co-Arrangers in their sole discretion;

                 (d) (i) completion by the Managing Agents and the Co-Arrangers of due diligence with respect to the current investigation of NMC by the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG Investigation") in such detail as is deemed appropriate by, and with results satisfactory to, the Managing Agents and the Co-Arrangers in their sole discretion (it being understood and agreed that the Managing Agents and the Co-Arrangers will engage Jones, Day, Reavis & Pogue as a third party advisor at the expense of NMC in connection with the completion of such due diligence), and (ii) there shall be no material change in the status of the OIG Investigation (or material change in the position of the applicable governmental authorities with respect thereto) subsequent to the completion of the due diligence referred to in subclause (i), which change in status or position could reasonably be expected to either (A) have a material adverse effect on the condition (financial or otherwise) operations, business, assets, liabilities or prospects of NMC or its subsidiaries, or (B) cause a significant disruption in the syndication of the Senior Credit Facilities, in each case as determined by the Managing Agents in their sole discretion;

                 (e) completion by the Managing Agents and the Co-Arrangers of due diligence with respect to (i) the potential tax issues related to the distribution to be made by NMC to WRG-Conn., the spin-off of Grace Holdings to the shareholders of WRG-NY and the exchange of shares of WRG-NY for shares in Holdings and (ii) the potential environmental

July 30, 1996
Page 4

         liability of WRG-NY, WRG-Conn. and/or NMC with respect to certain chemical businesses owned, directly or indirectly, by WRG-NY, in each case in such detail as is deemed appropriate by, and with results satisfactory to, the Managing Agents and the Co-Arrangers in their sole discretion (it being understood and agreed that the Managing Agents and the Co-Arrangers shall have the right to engage third party advisors at the expense of NMC in connection with the completion of the due diligence referred to in this subparagraph (e));

                 (f) execution of a fee letter among WRG-NY, WRG-Conn., NMC, the Managing Agents and the Co-Arrangers prior to or concurrently with the acceptance by WRG-NY, WRG-Conn. and NMC of this letter;

                 (g) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities consistent with the Term Sheet and otherwise satisfactory to the Managing Agents and the Co-Arrangers; and

                 (h) there not having occurred and be continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities as determined by the Managing Agents and the Co-Arrangers in their sole discretion.

Furthermore, the commitments and agreements of the Managing Agents and the Co-Arrangers hereunder are based upon the financial and other information regarding WRG-NY, WRG-Conn., NMC and their respective subsidiaries previously provided to the Managing Agents and/or the Co-Arrangers and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of the Managing Agents and the Co-Arrangers, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of WRG-NY, WRG-Conn. or NMC.

As you have informed us, subsequent to the closing of the Senior Credit Facilities, a transaction will be occurring in which WRG-NY will be acquired by Holdings. As a result of that transaction, you have informed us that NMC will become an indirect subsidiary of Holdings, and Holdings will own FWD through a separate chain of ownership. Because of the transaction, and the possibility that NMC and FWD may be combined under Holdings, the commitments and agreements of the Managing Agents and the Co-Arrangers hereunder also are subject to the satisfaction of each of the following conditions in a manner

July 30, 1996
Page 5

acceptable to each of the Managing Agents and each of the Co-Arrangers in their sole discretion:

         (a) receipt by the Managing Agents and Co-Arrangers of financial and other information regarding Holdings and Fresenius; and

         (b) there not having occurred after the date of such information, in the opinion of the Managing Agents and Co-Arrangers, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Holdings or Fresenius.

If the continuing review by the Managing Agents and the Co-Arrangers of the information referred to in the immediately preceding two paragraphs discloses conditions or events not previously disclosed to the Managing Agents and the Co-Arrangers or relating to new information or additional developments concerning conditions or events previously disclosed to the Managing Agents and the Co-Arrangers which the Managing Agents and the Co-Arrangers in their sole discretion believe could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of WRG-NY, WRG-Conn., NMC, Fresenius or Holdings, then the Managing Agents and the Co-Arrangers may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

You agree to actively assist the Managing Agents and the Co-Arrangers in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Managing Agents, the Co-Arrangers and you. In the event that such syndication cannot be achieved in a manner satisfactory to the Managing Agents and the Co-Arrangers and you under the structure outlined in the Term Sheet you agree to negotiate in good faith with the Managing Agents and the Co-Arrangers with respect to any changes in the structure or terms of the Senior Credit Facilities reasonably requested by the Managing Agents and the Co-Arrangers to facilitate a successful syndication of the Senior Credit Facilities; provided, however, it is understood and agreed that (i) the aggregate principal amount of the Senior Credit Facilities shall not be reduced below $2.5 billion, and (ii) each of the Managing Agents shall remain obligated to provide the amount of each Senior Credit Facility committed by such Managing Agent pursuant to the terms of (and subject to the conditions set forth in) this letter.
Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between the proposed lenders and senior management and advisors of WRG-NY, WRG-Conn.,

July 30, 1996
Page 6

NMC, Fresenius, Holdings and FWD. To assist the Managing Agents and the Co-Arrangers in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide the Managing Agents and the Co-Arrangers and the other Lenders upon request with all information reasonably deemed necessary by the Managing Agents and the Co-Arrangers to complete syndication, including but not limited to information and evaluations (i) prepared by WRG-NY, WRG-Conn. and NMC, and their advisors, or on their behalf, relating to the businesses of NMC and WRG-Conn., and (ii) prepared by Fresenius and FWD and their advisors, or on their behalf, relating to the businesses of FWD, (b) assist the Managing Agents and the Co-Arrangers upon their request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities and (c) otherwise assist the Managing Agents and the Co-Arrangers in their syndication efforts, including by making available from time to time officers and advisors of WRG-NY, WRG-Conn. and NMC and their subsidiaries, and if NMC and FWD are to be combined under Holdings, officers and advisors of Fresenius and FWD and their subsidiaries, to attend and make presentations regarding the business and prospects of WRG-NY, WRG-Conn., NMC, Holdings and FWD and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings during such syndication process for WRG-NY, WRG-Conn. or NMC, and (if it is to be combined with NMC under Holdings) for FWD (except as described in this letter and except as described in the Term Sheet) unless otherwise agreed to by the Managing Agents and the Co-Arrangers.

It is understood and agreed that the Co-Arrangers, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders (who shall be reasonably acceptable to the Borrower) and any titles or roles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. The Co-Arrangers will determine among the Co-Arrangers the allocation of prospective Lenders to be contacted by each Co-Arranger. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Co-Arrangers and that any syndication prior to execution of definitive documentation will reduce the commitments of the Managing Agents in their sole discretion (it being understood and agreed that the Managing Agents will continue to be obligated to the Borrower for their commitments hereunder until the execution of such definitive documentation).

July 30, 1996
Page 7

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to the Managing Agents, the Co-Arrangers and/or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning WRG-NY, WRG-Conn., NMC, Holdings or FWD that have been or are hereafter made available to the Managing Agents, the Co-Arrangers or the Lenders by either you, WRG-Conn., Holdings, FWD or Fresenius or any of your or their representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Senior Credit Facilities, the Managing Agents and the Co-Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse the Managing Agents and the Co-Arrangers from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, fees and expenses related to the completion of due diligence, the syndication of the Senior Credit Facilities (without duplication with respect to the commitment fees required to be paid pursuant to the fee letter hereafter described) and the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to the Co-Arrangers, the Managing Agents and the other Lenders) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation for the Senior Credit Facilities and the other transactions contemplated hereby.

In the event that any Agent or Co-Arranger becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, you agree to reimburse such Agent or Co-Arranger for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by such Agent or Co-Arranger. By executing this letter you also agree to indemnify and hold harmless each Agent, each Co-Arranger and their respective affiliates, directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless

July 30, 1996
Page 8

and only to the extent that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of the Agent or Co-Arranger seeking indemnification.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitments of the Managing Agents and the Co-Arrangers hereunder.

As described herein and in the Term Sheet, the Co-Arrangers will act as Co-Arrangers for the Senior Credit Facilities. Each Agent reserves the right to allocate, in whole or in part, to its affiliate that is acting as a Co-Arranger hereunder certain fees payable to such Agent in such manner as such Agent and Co-Arranger agree in their sole discretion. You acknowledge and agree that the Managing Agents may share with any of their affiliates (including specifically their affiliate acting as a Co-Arranger hereunder) any information relating to the Senior Credit Facilities, WRG-NY, WRG-Conn., NMC, Fresenius, Holdings and their subsidiaries and affiliates; provided that the Managing Agents and such affiliates shall hold any such information that is not public in confidence in accordance with their respective customary policies relating to non-public information.

This letter agreement may not be assigned by you without the prior written consent of the Managing Agents and the Co-Arrangers.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on August 2, 1996. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement, the fee letter among the Co-Arrangers, the Managing Agents, NMC, WRG- Conn. and WRG-NY (the "Fee Letter"). In addition, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the underwriting and other fees in the amounts and on the dates set forth in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on September 30, 1996, unless the Senior Credit Facilities are closed by such time.

Except as required by applicable law, this letter and the contents hereof shall not be disclosed by you to any third party without the prior consent of the Managing Agents and the Co-Arrangers other than to your respective officers, directors, employees, agents, attorneys, financial advisors and accountants

July 30, 1996
Page 9

and to the management of Fresenius, in each case to the extent necessary in your reasonable judgment. In addition, after acceptance by you of this letter you shall be permitted to disclose this letter to the Securities and Exchange Commission in connection with the transactions referred to herein. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter.

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet, embodies the entire agreement and understanding among the Managing Agents, the Co-Arrangers, WRG-NY and NMC with respect to the specific matters set forth herein and supersedes any prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Managing Agents or the Co-Arrangers to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                                                Very truly yours,

                                                THE BANK OF NOVA SCOTIA


                                                By:____________________________
                                                Title:_________________________


                                                THE CHASE MANHATTAN BANK


                                                By:____________________________
                                                Title:_________________________


                                                CHASE SECURITIES, INC.


                                                By:____________________________
                                                Title:_________________________

July 30, 1996
Page 10

                                              DRESDNER BANK AG, New York and
                                              Grand Cayman Branches


                                              By:
                                                 ----------------------------
                                              Title:
                                                    -------------------------
                                              By:
                                                 ----------------------------
                                              Title:
                                                    -------------------------

                                              NATIONSBANK, N.A.


                                              By:
                                                 -----------------------------
                                              Title:
                                                    --------------------------

                                              NATIONSBANC CAPITAL MARKETS, INC.


                                              By:
                                                 -----------------------------
                                              Title:
                                                    --------------------------

ACCEPTED AND AGREED TO:

W.R. GRACE & CO.


By:
   ----------------------------
Title:
      -------------------------
Date:
     --------------------------


NATIONAL MEDICAL CARE, INC.


By:
   ----------------------------
Title:
      -------------------------
Date:
     --------------------------


W.R. GRACE & CO.-CONN.


By:
   ----------------------------
Title:
      -------------------------
Date:
     --------------------------

                                   ANNEX I

                     SUMMARY OF TERMS AND CONDITIONS FOR

                         NATIONAL MEDICAL CARE, INC.

                                JULY 30, 1996




SENIOR CREDIT FACILITIES:                         An aggregate principal amount
                                                  of up to $2.5 billion will be
                                                  available as follows:

        FACILITY 1:

        Borrower:                                 National Medical Care, Inc.
                                                  ("NMC") together with (i) the
                                                  subsidiaries of NMC listed on
                                                  Schedule 2 hereto (ii) such
                                                  other direct or indirect
                                                  subsidiaries of NMC as may be
                                                  hereafter approved in writing
                                                  by the Required Lenders and
                                                  (iii) if guarantees are
                                                  delivered by Holdings and
                                                  certain of its subsidiaries
                                                  as described below, the
                                                  direct and indirect
                                                  subsidiaries of Holdings as
                                                  may be hereafter approved in
                                                  writing by the Required
                                                  Lenders.

        Amount and Structure:                     $1,000,000,000 Revolving
                                                  Credit Facility with (i) a
                                                  swingline of $20,000,000 for
                                                  same day borrowings in U.S.
                                                  dollars (the "Domestic
                                                  Swingline"), (ii) a swingline
                                                  of $20,000,000 for same day
                                                  borrowings in other freely
                                                  tradable eurocurrencies (the
                                                  "Multi-Currency Swingline")
                                                  and (iii) a sublimit of
                                                  $250,000,000 for the issuance
                                                  of letters of credit

        Maturity Date:                            Seventh anniversary of the
                                                  Closing Date

        Guarantors:                               W.R. Grace & Co. ("WRG-NY")
                                                  and the material domestic
                                                  subsidiaries of the Borrower

        FACILITY 2:

        Borrower:                                 National Medical Care, Inc.
                                                  ("NMC")

        Amount and Structure:                     $1,000,000,000 Term Loan
                                                  Facility

        Maturity Date:                            Seventh anniversary of the
                                                  Closing Date

        Mandatory Repayments
        Under Facility 2:                         Quarterly principal
                                                  payments aggregating (on an
                                                  annual basis) the amounts
                                                  indicated below, to be
                                                  applied to Facility 2 as
                                                  follows:


                                                  Year      Reduction Amounts
                                                  ----      -----------------
                                                   4          $180 million
                                                   5          $200 million
                                                   6          $200 million
                                                   7          $200 million
                                                  End of
                                                  Year 7      $220 million

        Guarantors:                               W.R. Grace & Co. ("WRG-NY"),
                                                  W.R. Grace & Co.-Conn.
                                                  ("WRG-Conn.") and the
                                                  material domestic
                                                  subsidiaries of the Borrower;
                                                  provided, however that the
                                                  guaranty of WRG-Conn. shall
                                                  be limited to $450 million
                                                  and will be structured as two
                                                  separate guaranty agreements,
                                                  one for $300 million (the
                                                  "$300 Million Guaranty") and
                                                  one for $150 million (the
                                                  "$150 Million Guaranty").

        WRG-Conn. Guaranty
        Release Triggers:                         The $300 Million Guaranty of
                                                  WRG-Conn. with respect to
                                                  Facility 2 will be released
                                                  upon the occurrence of any of
                                                  the following events within
                                                  sixty (60) days (but not
                                                  sooner than forty-six (46)
                                                  days) after the Closing Date:
                                                  (a) the receipt of an
                                                  unconditional joint and
                                                  several guarantee from
                                                  Fresenius Medical Care AG
                                                  ("Holdings") and the
                                                  subsidiaries of Holdings
                                                  named on Schedule 3 hereto
                                                  (with Holdings to be the
                                                  holding company that will
                                                  directly or indirectly own
                                                  NMC and the worldwide
                                                  dialysis business of

                                                  Fresenius AG) for the full
                                                  amount of Facility 1,
                                                  Facility 2 and
                                                  (if not repaid in full)
                                                  Facility 3 (in each case to
                                                  the extent permitted by
                                                  applicable law and consistent
                                                  with customary practices for
                                                  lenders, guarantors and
                                                  borrowers in the applicable
                                                  jurisdiction), which guaranty
                                                  shall contain financial and
                                                  other covenants acceptable to
                                                  the Lenders, calculated on a
                                                  pro forma consolidated basis
                                                  at Holdings and shall be
                                                  accompanied by an acceptable
                                                  legal opinion regarding the
                                                  validity and enforceability
                                                  of such guaranty (it being
                                                  understood that the form of
                                                  such guarantee and related
                                                  documentation shall be agreed
                                                  to prior to the Closing
                                                  Date), or (b) receipt of a
                                                  letter of credit (or other
                                                  acceptable financial
                                                  accommodation) in form and
                                                  substance satisfactory to the
                                                  Lenders covering a principal
                                                  amount of $300,000,000 plus
                                                  90 days of interest thereon,
                                                  together with an acceptable
                                                  legal opinion regarding the
                                                  enforceability of such letter
                                                  of credit (or other
                                                  acceptable financial
                                                  accommodation) or (c) the
                                                  prepayment of $300,000,000 in
                                                  principal amount of Facility
                                                  2.  If the $300 Million
                                                  Guaranty of WRG-Conn. is not
                                                  released within sixty (60)
                                                  days after the Closing Date
                                                  in accordance with either
                                                  subparagraph (a), (b) or (c)
                                                  above, then demand for
                                                  payment shall be made on the
                                                  $300 Million Guaranty of
                                                  WRG-Conn.  The letter of
                                                  credit (or other acceptable
                                                  financial accommodation)
                                                  referred to in subparagraph
                                                  (b) must (1) be issued on the
                                                  date that is sixty (60) days
                                                  after the Closing Date if the
                                                  conditions set forth in
                                                  subparagraph (a) are not
                                                  satisfied prior to such date,
                                                  (2) be issued for the account
                                                  of WRG-Conn. or Holdings, (3)
                                                  in the case of a letter of
                                                  credit, be issued by a
                                                  domestic financial
                                                  institution with a commercial
                                                  paper rating of at least A-1
                                                  by S&P and at least P-1 by
                                                  Moody's and (4) in the case
                                                  of a letter of credit, have
                                                  an expiry date that is either
                                                  (y) at least 90
                                                  days after the maturity date
                                                  of Facility 2 or (z) at least
                                                  364 days after the issue date
                                                  (as extended) of such letter
                                                  of credit, with a provision
                                                  allowing the beneficiary to
                                                  draw if the letter of credit
                                                  would otherwise expire
                                                  (giving effect to extensions)
                                                  prior to a date that is at
                                                  least 90 days after the
                                                  maturity date of Facility 2.

                                                  The $150 Million Guaranty of
                                                  WRG-Conn. with respect to
                                                  Facility 2 will be released
                                                  if at any time during the
                                                  term of Facility
                                                  2: the Borrower (or Holdings
                                                  if Holdings guarantees the
                                                  Senior Credit Facilities)
                                                  on a consolidated basis,
                                                  achieves a ratio of Senior
                                                  Debt to EBITDA of equal
                                                  to or less than 3.5 to 1.0.

        FACILITY 3:

        Borrower:                                 National Medical Care, Inc.

        Amount and Structure:                     $500,000,000 Term Loan
                                                  Facility

        Maturity Date:                            Second anniversary of the
                                                  Closing Date

        Amortization:                             None

        Guarantors:                               WRG-NY, WRG-Conn. and the
                                                  material domestic
                                                  subsidiaries of the Borrower.

        WRG-Conn. Guaranty
        Release Triggers:                         The guaranty of WRG-Conn.
                                                  with respect to Facility 3
                                                  will be released upon the
                                                  occurrence of any of the
                                                  following events within sixty
                                                  (60) days (but not sooner
                                                  than forty-six (46) days)
                                                  after the Closing Date:
                                                  either (a) repayment in full
                                                  of Facility 3, or (b) receipt
                                                  of a letter of credit (or
                                                  other acceptable financial
                                                  accommodation) in form and
                                                  substance satisfactory to the
                                                  Lenders covering a principal
                                                  amount of $500,000,000 plus
                                                  90 days of interest
                                                  thereon, together with an
                                                  acceptable legal opinion
                                                  regarding the enforceability
                                                  of such letter of credit (or
                                                  other acceptable financial
                                                  accommodation), or (c) the
                                                  receipt of an unconditional
                                                  joint and several guarantee
                                                  from Holdings and the
                                                  subsidiaries of Holdings
                                                  named on Schedule 3 hereto
                                                  (to the extent permitted by
                                                  applicable law and consistent
                                                  with customary practices for
                                                  lenders, guarantors and
                                                  borrowers in the applicable
                                                  jurisdiction), which guaranty
                                                  shall contain financial and
                                                  other covenants acceptable to
                                                  the Lenders, calculated on a
                                                  pro forma, consolidated basis
                                                  at Holdings and be accompanied
                                                  by an acceptable legal opinion
                                                  regarding the validity and
                                                  enforceability of such
                                                  guaranty agreement (it being
                                                  understood that the form of
                                                  such guarantee and related
                                                  documentation shall be agreed
                                                  to prior to the Closing Date).
                                                  If the guaranty of WRG-Conn.
                                                  is not released within sixty
                                                  (60) days after the Closing
                                                  Date in accordance with either
                                                  subparagraph (a), (b) or (c)
                                                  above, then demand for
                                                  payment shall be made on the
                                                  guaranty of WRG-Conn.  The
                                                  letter of credit (or other
                                                  acceptable financial
                                                  accommodation) referred to in
                                                  subparagraph (b) must (1) be
                                                  issued on the date that is
                                                  sixty (60) days after the
                                                  Closing Date if the conditions
                                                  set forth in either
                                                  subparagraph (a) or in
                                                  subparagraph (c) are not
                                                  satisfied prior to such date,
                                                  (2) be issued for the account
                                                  of WRG-Conn. or Holdings, (3)
                                                  in the case of a letter of
                                                  credit, be issued by a
                                                  domestic financial institution
                                                  with a commercial paper
                                                  rating of at least A-1 by
                                                  S&P and at least P-1 by
                                                  Moody's, and (4) in the case
                                                  of a letter of credit, have
                                                  an expiry date that is either
                                                  (y) at least 90 days after
                                                  the maturity date of Facility
                                                  3 or (z) at least 364 days
                                                  after the issue date (as
                                                  extended) of such letter of
                                                  credit, with a provision
                                                  allowing the beneficiary to
                                                  draw if the letter of credit
                                                  would expire (giving effect
                                                  to extensions)
                                                  prior to a date that is
                                                  90 days after the maturity
                                                  date of Facility 2.

TERMS COMMON TO ALL FACILITIES



PURPOSE:                                          To finance the
                                                  distribution and payment of
                                                  other amounts to WRG-Conn.
                                                  and WRG-NY, to refinance
                                                  existing outstanding debt of
                                                  the Borrower, to finance
                                                  existing and future letters
                                                  of credit of the Borrower,
                                                  and for general corporate
                                                  purposes of the Borrower and
                                                  its subsidiaries (and
                                                  Holdings and its subsidiaries
                                                  if guarantees of Holdings and
                                                  the subsidiaries of Holdings
                                                  named on Schedule 3 are
                                                  hereafter provided),
                                                  including working capital and
                                                  permitted acquisitions.  Use
                                                  of proceeds by non-guarantor
                                                  subsidiaries of the Borrower
                                                  and Holdings will be limited
                                                  by basket amounts to be
                                                  agreed upon.

SECURITY:                                         A pledge of the
                                                  stock of the Borrower (to
                                                  secure the guaranty of
                                                  WRG-NY), a pledge of 100% of
                                                  the stock of the material
                                                  domestic subsidiaries of the
                                                  Borrower and a pledge of 66%
                                                  of the stock of the material
                                                  foreign subsidiaries of the
                                                  Borrower (to secure the
                                                  obligations of the Borrower)
                                                  and, if Holdings is a
                                                  guarantor of Facility 1,
                                                  Facility 2 or Facility 3 as
                                                  described above, a pledge of
                                                  100% of the stock owned
                                                  directly or indirectly by
                                                  Holdings in its material
                                                  subsidiaries (to secure the
                                                  guaranty by Holdings of
                                                  Facility 1, Facility 2 and/or
                                                  Facility 3, as applicable),
                                                  which pledge by Holdings
                                                  shall be subject to
                                                  applicable law and consistent
                                                  with customary practices for
                                                  lenders and pledgors in the
                                                  applicable jurisdiction.  The
                                                  documentation will provide
                                                  for a release of all
                                                  collateral if NMC (or, if
                                                  Holdings is a guarantor of
                                                  the Senior Credit Facilities,
                                                  then Holdings) shall either
                                                  (i) obtain an investment
                                                  grade rating for its long
                                                  term senior unsecured
                                                  debt from both Moody's and
                                                  S&P, or (ii) satisfy certain
                                                  financial ratios to be
                                                  negotiated (including Debt
                                                  to EBITDA of less than or
                                                  equal to 2.0 to 1.0 and
                                                  EBITDA to Interest of greater
                                                  than or equal to 4.0 to 1.0).

CO-ARRANGERS:                                     The Bank of Nova Scotia
                                                  ("BNS"), Chase Securities,
                                                  Inc.  ("CSI"), Dresdner Bank
                                                  AG, New York and Grand Cayman
                                                  Branches ("Dresdner") and
                                                  NationsBanc Capital Markets
                                                  Inc. ("NCMI").

PAYING AND ISSUING AGENT:                         NationsBank, N.A. (the
                                                  "Paying and Issuing Agent").

DOMESTIC SWINGLINE LENDER:                        NationsBank, N.A.

MULTI-CURRENCY SWINGLINE LENDER:                  Dresdner Bank AG,
                                                  New York and Grand Cayman
                                                  Branches.

MANAGING AGENTS:                                  Collectively, The
                                                  Bank of Nova Scotia, The
                                                  Chase Manhattan Bank,
                                                  Dresdner Bank AG, New York
                                                  and Grand Cayman Branches and
                                                  NationsBank, N.A.

L/C ISSUING BANK:                                 NationsBank or such
                                                  other Lender under the Senior
                                                  Credit Facilities as may be
                                                  selected by the Borrower.

LENDERS:                                          Syndicate of
                                                  lenders acceptable to the
                                                  Borrower and the Co-
                                                  Arrangers.

BORROWING OPTIONS:                                LIBOR (determined
                                                  by reference to the
                                                  appropriate page of the Dow
                                                  Jones Telerate Screen) and
                                                  Base Rate.

                                                  LIBOR adjustments for
                                                  Reg D will be charged by
                                                  Lenders individually.

                                                  Base Rate means the
                                                  higher of the prime rate of
                                                  NationsBank or the federal
                                                  funds rate + 0.50%.

INTEREST RATE MARGINS:                            As set forth on Schedule 1
                                                  attached hereto.

UNUSED FEE:                                       As set forth on Schedule 1
                                                  attached hereto.

FACILITY FEE:                                     As set forth on Schedule 1
                                                  attached hereto.

LETTER OF CREDIT
ISSUANCE FEE:                                     As set forth on Schedule 1
                                                  attached hereto.

LETTER OF CREDIT
FRONTING FEE:                                     To be determined by
                                                  the Borrower and the L/C
                                                  Issuing Bank.

LETTERS OF CREDIT AVAILABILITY:                   Up to $250,000,000 will be
                                                  available for letters of
                                                  credit as a subfacility under
                                                  Facility 1.  Letters of
                                                  credit will be issued by the
                                                  L/C Issuing Bank.  Letters of
                                                  credit will expire no later
                                                  than the fifth business day
                                                  prior to the maturity date of
                                                  Facility 1.  Drawings under
                                                  any letter of credit will be
                                                  reimbursed by the Borrower on
                                                  the same business day.
                                                  Letters of Credit outstanding
                                                  under Facility 1 shall be
                                                  deemed usage of Facility 1
                                                  for the purpose of fees and
                                                  availability.

MULTI-CURRENCY AVAILABILITY:                      Up to $450,000,000
                                                  of Facility 1 will be
                                                  available for bilateral U.S.
                                                  dollar borrowings or
                                                  borrowings in other freely
                                                  tradable eurocurrencies for
                                                  certain of the foreign
                                                  subsidiaries of the Borrower
                                                  (and foreign subsidiaries of
                                                  Holdings if Holdings is a
                                                  guarantor of the Senior
                                                  Credit Facilities), such
                                                  loans to be provided by the
                                                  Lenders pro rata based on
                                                  their respective commitment
                                                  percentages.

MULTI-CURRENCY BID OPTION:                        The documentation
                                                  for Facility 1 will also
                                                  allow the Borrower to obtain
                                                  loans in foreign currencies
                                                  from the Lenders on a
                                                  non-prorata basis (from the
                                                  Lender(s) selected by the
                                                  Borrower and in currencies
                                                  and at interest rates agreed
                                                  to by such Lender(s) and the
                                                  Borrower) through a borrowing
                                                  procedure to be administered
                                                  by NationsBank; provided,
                                                  however, any such non-prorata
                                                  borrowings will not be
                                                  considered Facility 1 usage
                                                  for purposes of calculating
                                                  the Unused Fee for Facility
                                                  1.

INTEREST PAYMENTS:                                At the end of each
                                                  applicable Interest Period or
                                                  quarterly, if earlier.


INTEREST PERIODS:                                 Base Rate Loans - 30 days.
                                                  LIBOR Loans - 1, 2, 3, 6
                                                  months or longer, as mutually
                                                  agreed upon.

DRAWDOWNS:                                        Facility 2 and
                                                  Facility 3 will be fully
                                                  drawn on the Closing Date.
                                                  Advances under Facility 1
                                                  will be in minimum amounts of
                                                  $10,000,000 for loans and any
                                                  amount for letters of credit
                                                  with additional increments of
                                                  $5,000,000 for loans
                                                  (provided, however, that
                                                  loans under the swingline may
                                                  be obtained in minimum
                                                  amounts of $500,000 and loans
                                                  under the multi-currency bid
                                                  option shall be in such
                                                  amount agreed to by the
                                                  applicable Lender and
                                                  Borrower).  Advances under
                                                  Facility 1 will be at the
                                                  Borrower's option with same
                                                  day notice for Base Rate
                                                  Loans, and three business
                                                  days' notice for LIBOR Loans.

MANDATORY PREPAYMENTS:                            Mandatory prepayments of the
                                                  Senior Credit Facilities will
                                                  be required as follows:
                                                  1.  The net cash proceeds of
                                                  any equity or subordinated
                                                  debt issued by Holdings (or an
                                                  acceptable subsidiary of
                                                  Holdings) within ninety (90)
                                                  days of the Closing Date will
                                                  be applied to Facility 3 until
                                                  Facility 3 is paid in full as
                                                  more specifically set forth in
                                                  the description of Facility
                                                  3 hereinabove.
                                                  2.  50% of net after-tax cash
                                                  proceeds from asset sales
                                                  greater than $10 million and
                                                  not reinvested in similar
                                                  assets within twelve (12)
                                                  months.
                                                  3.  100% of net
                                                  cash proceeds from sale of
                                                  accounts receivable (excluding
                                                  the proceeds of the accounts
                                                  receivable securitization
                                                  required to be completed on or
                                                  before the Closing Date).
                                                  4.  Subject to the terms of
                                                  paragraph (1) above, 50% of
                                                  net cash proceeds from (i) the
                                                  issuance of equity not used in
                                                  connection with an
                                                  acquisition and (ii) the
                                                  issuance of additional
                                                  subordinated debt; provided,
                                                  however, that up to $100
                                                  million in excess equity
                                                  proceeds received in
                                                  conjunction with the issuance
                                                  of equity and subordinated
                                                  debt used to repay Facility 3
                                                  in full as described in
                                                  paragraph 1 above shall not
                                                  be subject to this mandatory
                                                  prepayment requirement.

                                                  Mandatory prepayments will be
                                                  applied first to Facility 3
                                                  until Facility 3 is paid in
                                                  full, then to Facility 2
                                                  until Facility 2 is paid in
                                                  full and last to Facility 1
                                                  until Facility 1 is paid in
                                                  full. Amounts applied to
                                                  Facility 1, Facility 2 and
                                                  Facility 3 will result in a
                                                  permanent reduction of the
                                                  commitments/loans thereunder
                                                  and amounts applied to
                                                  Facility 2 shall be applied
                                                  pro rata to each scheduled
                                                  principal installment under
                                                  Facility 2.  The mandatory
                                                  prepayment requirements will
                                                  be modified if NMC (or, if
                                                  Holdings is a guarantor of
                                                  the Senior Credit Facilities,
                                                  then Holdings) shall either
                                                  (i) obtain an investment
                                                  grade rating for its long
                                                  term senior debt from both
                                                  Moody's and S&P, or (ii)
                                                  satisfy certain financial
                                                  ratios to be negotiated
                                                  (including Debt to EBITDA of
                                                  greater than or equal to
                                                  2.0 to 1.0 and EBITDA to
                                                  Interest of greater than or
                                                  equal to 4.0 to 1.0).

VOLUNTARY PREPAYMENTS:                            The Borrower may prepay the
                                                  Senior Credit Facilities
                                                  and/or reduce the available
                                                  commitments under Facility 1
                                                  by an aggregate amount of at
                                                  least $10,000,000 at any time
                                                  on three business days'
                                                  notice. Base Rate Loans may
                                                  be prepaid at any time on
                                                  same day's notice.  LIBOR
                                                  Loans may not be prepaid
                                                  before the end of an Interest
                                                  Period unless compensation
                                                  for funding losses is
                                                  provided to the Lenders.

REPRESENTATIONS AND
WARRANTIES:                                       Customary for credit
                                                  agreements of this
                                                  nature, with respect to the
                                                  Guarantors, the

                                                  Borrower and their respective
                                                  subsidiaries, including but
                                                  not limited to the following
                                                  (except that the
                                                  representations and
                                                  warranties of WRG-Conn. while
                                                  WRG-Conn. is a guarantor
                                                  shall be the same as the
                                                  representations and
                                                  warranties contained in its
                                                  existing credit facilities):

                                                  1.  Corporate existence.
                                                  2.  Corporate and governmental
                                                      authorization; no
                                                      contravention; binding
                                                      effect.
                                                  3.  Financial information.
                                                  4.  No material adverse
                                                      change since December 31,
                                                      1995 with respect to the
                                                      Borrower and its
                                                      subsidiaries taken as a
                                                      whole.
                                                  5.  Environmental matters.
                                                  6.  Compliance with laws,
                                                      including ERISA.
                                                  7.  No material
                                                      litigation (except for
                                                      the OIG investigation)
                                                  8.  Existence, incorporation,
                                                      etc. of subsidiaries.
                                                  9.  Payment of taxes.
                                                  10. Full disclosure.
                                                  11. Usual representations as
                                                      to collateral.
                                                  12. No required governmental
                                                      or required third party
                                                      approvals in connection
                                                      with the transaction.
                                                  13. Status under Investment
                                                      Company Act

CONDITIONS TO CLOSING:                            Those customarily found in
                                                  credit facilities of this
                                                  nature, including but not
                                                  limited to:

                                                  1.  Satisfactory closing
                                                      documentation, including
                                                      receipt and perfection of
                                                      security in form and
                                                      substance satisfactory to
                                                      the Lenders.
                                                  2.  No material adverse
                                                      change shall have
                                                      occurred since December
                                                      31, 1995.
                                                  3.  Receipt and approval of
                                                      all financial information
                                                      regarding WRG-NY, NMC,
                                                      WRG-Conn. and each of
                                                      their subsidiaries as may
                                                      be requested by the
                                                      Managing Agents.
                                                  4.  Because of the
                                                      transactions in which
                                                      WRG-NY will be acquired by
                                                      Holdings, receipt of all
                                                      financial information
                                                      regarding Holdings and
                                                      each of its subsidiaries
                                                      as may be requested by the
                                                      Managing Agents.
                                                  5.  Opinions of counsel in
                                                      form and substance
                                                      satisfactory to the
                                                      Lenders.
                                                  6.  Receipt of required
                                                      regulatory approvals and
                                                      third party approvals, if
                                                      any.
                                                  7.  Review of environmental
                                                      matters, with respect to
                                                      all real property owned or
                                                      leased by the Borrower and
                                                      its subsidiaries and
                                                      WRG-Conn. and its
                                                      subsidiaries, satisfactory
                                                      to the Lenders in form and
                                                      substance.
                                                  8.  Review of and
                                                      satisfaction with
                                                      (i) tax aspects of the
                                                      transactions, (ii) all
                                                      documentation to be
                                                      entered into by the
                                                      Borrower and its
                                                      subsidiaries in connection
                                                      with the transaction and
                                                      (iii) capital and
                                                      ownership structure of
                                                      WRG-Conn. and its
                                                      subsidiaries taken as a
                                                      whole after the spin-off
                                                      and the Borrower and its
                                                      subsidiaries after the
                                                      acquisition by Holdings of
                                                      WRG-NY.
                                                  9.  Absence of any change in
                                                      any pending investigation
                                                      and the
                                                      absence of any other
                                                      action, suit,
                                                      investigation or
                                                      proceeding in any court or
                                                      before any arbitrator or
                                                      governmental
                                                      instrumentality, in either
                                                      case that could reasonably
                                                      be expected to have a
                                                      material adverse effect on
                                                      the financial condition,
                                                      business or prospects of
                                                      WRG-NY, NMC, WRG-Conn. or
                                                      Holdings and their
                                                      subsidiaries or on the
                                                      transaction that will
                                                      result in the combination
                                                      of NMC with the worldwide
                                                      dialysis business of
                                                      Fresenius AG or any other
                                                      transaction contemplated
                                                      hereby.
                                                  10. Execution of acceptable
                                                      agreements with the U.S.
                                                      government in connection
                                                      with the OIG
                                                      investigation relating to
                                                      (i) the guarantees
                                                      required by Holdings and
                                                      WRG-Conn., (ii) the letter
                                                      of credit required of NMC
                                                      and (iii) the agreement by
                                                      the U.S. government (in
                                                      connection with the OIG
                                                      investigation) to allow
                                                      the combination of NMC
                                                      with the worldwide
                                                      dialysis business of
                                                      Fresenius AG.
                                                  11. Receipt of a solvency
                                                      opinion for the Borrower.
                                                  12. Receipt from WRG-Conn. of
                                                      a satisfactory indemnity
                                                      for potential tax and
                                                      environmental liabilities
                                                      of the Borrower.
                                                  13. Evidence satisfactory to
                                                      the Lenders that
                                                      WRG-Conn. has sufficient
                                                      committed credit capacity
                                                      to obtain the letters of
                                                      credit referred to in
                                                      connection with the
                                                      release of the WRG-Conn.
                                                      guaranty agreements
                                                      executed with respect to
                                                      Facility 2 and Facility
                                                      3.
                                                  14. Evidence that the
                                                      Borrower has closed a
                                                      $180 million to $200
                                                      million securitization of
                                                      certain accounts
                                                      receivable of the Borrower
                                                      and its subsidiaries, such
                                                      transaction to be in form
                                                      and substance (including
                                                      advance rate percentages)
                                                      satisfactory to the
                                                      Managing Agents.  The
                                                      securitization facility
                                                      will be considered as
                                                      debt for purposes of
                                                      calculating any financial
                                                      tests.

CONDITIONS TO EACH BORROWING:                     Customary in credit
                                                  agreements of this nature,
                                                  including but not limited to
                                                  the following (except that
                                                  the representations and
                                                  warranties required to be
                                                  accurate with respect to WRG-
                                                  Conn. while WRG-Conn. is a
                                                  guarantor shall be the same
                                                  as those required to be
                                                  accurate in connection with
                                                  borrowings by WRG-Conn. under
                                                  its existing credit
                                                  facilities):

                                                  1.  Absence of default.
                                                  2.  Accuracy of
                                                      representations and
                                                      warranties except, in the
                                                      case of refunding
                                                      borrowings, the
                                                      representations relating
                                                      to no material adverse
                                                      change.

BORROWER COVENANTS:                               Customary in credit
                                                  agreements of this nature
                                                  with respect to the Borrower,
                                                  the Guarantors and their
                                                  respective subsidiaries,
                                                  including but not limited to
                                                  the following (except that the
                                                  covenants of WRG-Conn. while
                                                  WRG-Conn. is a guarantor shall
                                                  be the same as the covenants
                                                  contained in its existing
                                                  credit facilities):

                                                  1.  Information.
                                                  2.  Maintenance of property;
                                                      insurance coverage.
                                                  3.  Conduct of business;
                                                      maintenance of existence.
                                                  4.  Compliance with laws,
                                                      including ERISA and
                                                      environmental
                                                      regulations.
                                                  5.  Inspection of property,
                                                      books and equipment.
                                                  6.  Negative pledge (including
                                                      subsidiary stock and
                                                      assets), with
                                                      normal exclusion baskets
                                                      to be negotiated.
                                                  7.  Consolidations, mergers
                                                      and sale of assets above a
                                                      threshold amount.
                                                  8.  Limitation on subsidiary
                                                      and affiliate debt, to
                                                      include a basket for
                                                      intercompany debt. Because
                                                      of the transaction in
                                                      which WRG-NY will be
                                                      acquired by Holdings, the
                                                      basket will include (a)
                                                      debt of up to $200 million
                                                      incurred or outstanding at
                                                      subsidiaries of Holdings
                                                      (which debt may be
                                                      guaranteed by Holdings and
                                                      the subsidiaries of
                                                      Holdings (other than NMC
                                                      and its subsidiaries)
                                                      which guarantee the Senior
                                                      Credit Facilities);
                                                      provided, however, that no
                                                      more than $180 million of
                                                      such indebtedness may be
                                                      outstanding at the time
                                                      Holdings guarantees the
                                                      Senior Credit Facilities
                                                      (if such guarantees are
                                                      provided by Holdings) and,
                                                      if such guarantees are
                                                      provided by Holdings, no
                                                      more than $170 million of
                                                      such indebtedness shall
                                                      have been outstanding at
                                                      the time NMC was combined
                                                      with the worldwide
                                                      dialysis business of
                                                      Fresenius AG, (b)
                                                      subordinated debt of
                                                      Holdings (or an acceptable
                                                      subsidiary of Holdings) on
                                                      terms and conditions
                                                      acceptable to the Required
                                                      Lenders (which
                                                      subordinated debt, if
                                                      issued, will be used to
                                                      repay Facility 3), and (c)
                                                      intercompany debt.
                                                  9.  Use of proceeds.
                                                  10. Limitation on acquisitions
                                                      and capital expenditures
                                                      ($400 million per year
                                                      plus proceeds of any asset
                                                      sales retained by the
                                                      Borrower; $100 million per
                                                      acquisition and including
                                                      separate sublimit amounts
                                                      to be agreed upon for the
                                                      acquisition of wholly-
                                                      owned, majority-owned and
                                                      minority-owned
                                                      businesses).
                                                  11. Minimum consolidated net
                                                      worth.
                                                  12. Leverage ratio (initially
                                                      calculated at NMC and, if
                                                      Holdings guarantees the
                                                      Senior Credit

                                                      Facilities, then
                                                      calculated at Holdings on
                                                      a consolidated basis):
                                                      The ratio of debt to
                                                      EBITDA shall not exceed a
                                                      level to be determined
                                                      (with step-downs over
                                                      time).
                                                  13. Coverage ratio (initially
                                                      calculated at NMC and, if
                                                      Holdings guarantees the
                                                      Senior Credit Facilities,
                                                      then calculated at
                                                      Holdings on a consolidated
                                                      basis): The ratio of
                                                      EBITDAR minus capital
                                                      expenditures to interest
                                                      plus dividends plus rents
                                                      plus scheduled
                                                      amortization plus taxes,
                                                      calculated on a rolling
                                                      four quarters basis, shall
                                                      not be less than a level
                                                      to be determined (with
                                                      step-ups over time).
                                                  14. Limitations on restricted
                                                      payments
                                                  15. Transactions with
                                                      affiliates on arms-length
                                                      basis.
                                                  16. Other transaction specific
                                                      items.



EVENTS OF DEFAULT:                                Customary in credit
                                                  agreements of this nature,
                                                  including but not limited to
                                                  the following (except that
                                                  the defaults related to
                                                  WRG-Conn. while WRG-Conn. is
                                                  a guarantor shall be the same
                                                  as the defaults contained in
                                                  its existing credit
                                                  facilities):

                                                  1.  Failure to pay any
                                                      principal or
                                                      reimbursement obligations
                                                      payable under the credit
                                                      agreement when due;
                                                      failure to pay interest or
                                                      fees within three business
                                                      days.
                                                  2.  Failure to meet covenants
                                                      (with grace periods, where
                                                      appropriate).
                                                  3.  Representations or
                                                      warranties false in any
                                                      material respect when
                                                      made.
                                                  4.  Cross default to other
                                                      debt of a minimum of $10
                                                      million in principal
                                                      amount which is
                                                      triggered by an event
                                                      which, with the giving of
                                                      notice or lapse of time or
                                                      both,
                                                      permits the holder to
                                                      accelerate its debt or
                                                      terminate its commitment.
                                                  5.  Change of ownership or
                                                      control.
                                                  6.  Other usual
                                                      defaults with respect to
                                                      the Borrower and its
                                                      subsidiaries, and, while
                                                      it is a guarantor,
                                                      WRG-Conn. and its
                                                      subsidiaries, including
                                                      but not limited to
                                                      insolvency, bankruptcy,
                                                      ERISA, and judgment
                                                      defaults.

INCREASED COSTS/CHANGE OF
CIRCUMSTANCES:                                    The credit agreement will
                                                  contain customary provisions
                                                  protecting the Lenders in the
                                                  event of unavailability of
                                                  funding, illegality,
                                                  increased costs, capital
                                                  adequacy and funding losses.

INDEMNIFICATION:                                  The Borrower will indemnify
                                                  the Lenders against
                                                  all losses, liabilities,
                                                  claims, damages, or expenses
                                                  relating to their loans, the
                                                  Borrower's use of loan
                                                  proceeds or the commitments,
                                                  including but not limited to
                                                  reasonable attorneys' fees
                                                  and settlement costs (except
                                                  such as result from the
                                                  indemnitee's gross negligence
                                                  or willful misconduct).

TRANSFERS AND PARTICIPATIONS:                     The Lenders will have
                                                  the right to transfer or
                                                  sell participations in their
                                                  loans or commitments with the
                                                  transferability of voting
                                                  rights on amendments and
                                                  waivers to be limited to
                                                  changes in principal, rate,
                                                  fees and term.  Assignments,
                                                  which must be in amounts of
                                                  at least $10,000,000, will be
                                                  allowed with the consent of
                                                  the Borrower and the Paying
                                                  and Issuing Agent, such
                                                  consents not to be
                                                  unreasonably withheld.

REQUIRED LENDERS:                                 Lenders holding
                                                  more than 50% of the
                                                  aggregate amount of loans and
                                                  commitments under the Senior
                                                  Credit Facilities.

GOVERNING LAW:                                    State of New York.





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